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                                                                     EXHIBIT 3.2

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                   INTERNATIONAL MANUFACTURING SERVICES, INC.

                                     . . . .

                 1. The name of the corporation (which is hereinafter referred to as the "CORPORATION") is International Manufacturing Services, Inc.

                 2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 21, 1994, under the name International Manufacturing Services, Inc.

                 3. This Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by written consent of the stockholders of the Corporation in lieu of a meeting and vote and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware and, upon filing with the Secretary of State in accordance with Section 103, shall thenceforth supersede the original Certificate of Incorporation and all prior amendments and restatements thereto and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.

                 4. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

                 5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

         FIRST: The name of the Corporation is INTERNATIONAL MANUFACTURING SERVICES, INC.

         SECOND: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington Delaware 19801, in the County of New Castle. The name of the corporation's registered agent at such address shall be The Corporation Trust Company.

         THIRD: The nature of the business of the Corporation and its objects and purposes are to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of such State.

         FOURTH: The Corporation is authorized to issue 10,000,000 shares of Preferred Stock, Par Value $0.001 per share (the "Preferred Stock"), 75,000,000 shares of voting common stock $0.001 par value (the "Class A Common Stock") and 25,000,000 shares of nonvoting common stock $0.001 par value (the "Class B Common Stock").

                 As used in this Article Fourth, "Common Stock" means the Class A Common Stock, the Class B Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                 Set forth below is a statement of the preferences, limitations and relative rights of each class and series of stock of the Corporation. Unless otherwise indicated, all cross-references in each subdivision of this Article Fourth refer to other paragraphs in such subdivision.
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                              I.  PREFERRED STOCK

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to fix by resolution or resolutions the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         A. The number of shares constituting that series and the distinctive designation of that series.

         B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series.

         C. Whether that series shall have the voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights.

         D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine.

         E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates.

         F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds.

         G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

         H. Any other relative rights, preferences and limitations of that series.

         The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                           II.  CLASS A COMMON STOCK

         A. DIVIDENDS. The holders of shares of Class A Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to any future rights which may arise with respect to the rights of holders of the Preferred Stock and subject to the simultaneous payment of dividends on the Class B Common Stock as set forth in subdivision III hereof.

         B. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and subject to any preference accorded to the holders of Preferred Stock, if any, the holders of Class A Common Stock and the holders of Class B Common Stock shall share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

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         C.      VOTING RIGHTS.  All shares of Class A Common Stock shall be identical with each other in every respect. The shares of Class A Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote.

         D. CONVERSION. Shares of Class A Common Stock held by PPEI, Prudential or any of their affiliates may be converted, at the option of the holder thereof at any time, into an equal number of fully paid and non-assessable shares of Class B Common Stock. The Corporation shall at all times take such action as is necessary to assure that an adequate number of shares of Class B Common Stock is available and reserved for issuance upon conversion of all outstanding shares of Class A Common Stock. The Corporation will not take any action with respect to any series or class of its capital stock if subsequent to such action the provisions of the preceding sentence could not be complied with.


                           III.  CLASS B COMMON STOCK

         A. DIVIDENDS. The holders of shares of Class B Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to any future rights which may arise with respect to the rights of holders of the Preferred Stock. Such dividends shall be equal to dividends declared on Class A Common Stock; provided, however, that in the event that the holders of Class A Common Stock receive a dividend payable in shares of Class A Common Stock, then holders of Class B Common Stock shall receive a number of shares of Class B Common Stock which is equal to the number of shares of Class A Common Stock which they would, but for this proviso, have received pursuant to this paragraph A.

         B. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and subject to any preference accorded to the holders of Preferred Stock, if any, the holders of Class B Common Stock, the holders of Class A Common Stock in all remaining assets of the Corporation available for distribution to its stockholders.

         C.      CONVERSION.

                 (a) RIGHT TO CONVERT. Subject to the terms and conditions of this paragraph C, the holder of any share or shares of Class B Common Stock shall have the right, at its option, to convert any shares of Class B Common Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on Class B Common Stock) into an equal number of fully paid and nonassessable shares of Class A Common Stock upon the occurrence of a Conversion Event (as hereinafter defined in subsection (g)) with respect to such shares of Class B Common Stock provided that, in the case of any Conversion Event set forth in subparagraph C(f)(5), C(f)(7) or C(f)(9), such right of conversion shall exist only during the 60-day period following receipt by such holder of written notice from the Corporation of the occurrence of such Conversion Event and shall lapse thereafter until the occurrence of any subsequent Conversion Event. Such right of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Class B Common Stock into Class A Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of Class B Common Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Class A Common Stock shall be issued.

                 (b) ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written notice referred to in subparagraph C(a) and surrender of the certificate or certificates for the share or shares of Class B Common Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Class A Common Stock issuable upon the conversion of such share or shares of Class B Common Stock. To the extent permitted by law, such conversion shall be deemed to have been effected immediately prior to the close of business on the day the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time













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the rights of the holder of such share or shares of Class B Common Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                 (c) FRACTIONAL SHARES; DIVIDENDS; PARTIAL CONVERSION. In lieu of delivering any fractional share that would otherwise be deliverable upon any conversion of Class B Common Stock, the Corporation shall pay in cash to the holder thereof an amount equal to the Market Price (as defined below) of such share as of the date of such conversion. No payment or adjustment shall be made upon any conversion on account of any cash dividends on the Class A Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph C(b). In case the number of shares of Class B Common Stock represented by the certificate or certificates surrendered pursuant to subparagraph C(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Class B Common Stock represented by the certificate or certificates surrendered which are not to be converted.

                          "Market Price" of any security means the average of
the closing prices of such security's sales on the principal securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on
any day such security is not quoted in the NASDAQ System,   the average of the
highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the capital stock of the Corporation. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the capital stock of the Corporation. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

                 (d) SUBDIVISION OR COMBINATION OF STOCK. If the Corporation in any manner subdivides its outstanding shares of Class A Common Stock into a greater number of shares, then the Class B Common Stock shall be similarly subdivided, and, if the Corporation in any manner combines its outstanding shares of Class A Common Stock into a smaller number of shares, then the number of shares of Class B Common Stock immediately prior to such combination shall be proportionately reduced.

                 (e) NOTICE OF ADJUSTMENT. Upon any adjustment made pursuant to subparagraph C(d), then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Class B Common Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock resulting from such adjustment and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                 (f)      OTHER NOTICES.  In case at any time:

                          (1)     the Corporation shall declare any dividend
upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                          (2)     the Corporation shall offer for subscription
pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;





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                          (3)     there shall be any capital reorganization or
reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

                          (4)     there shall be a voluntary or involuntary
dissolution, liquidation or winding up of the Corporation; or

                          (5)     the Corporation shall take any action or
there shall be any event which would result in a Conversion Event (as hereinafter defined in subsection (g)),

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Class B Common Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                 (g) CONVERSION EVENTS. Each of the following shall constitute a "Conversion Event" with respect to shares Class B Common Stock:

                          (1)     upon the transfer of such shares by
Prudential Private Equity Investors III, L.P. ("PPEI") or a party affiliated with PPEI or The Prudential Insurance Company of America ("Prudential") to a party not affiliated with PPEI or Prudential;

                          (2)     upon the distribution of such shares to any
limited partner of PPEI other than Prudential Equity Investors, Inc. or any other affiliate of Prudential;

                          (3)     if PPEI and Prudential or any affiliate
thereof would not collectively hold more than the greater of (i) an amount equal to 4.9 percent of the aggregate amount of voting capital stock of the Corporation then outstanding and (ii) the lesser of (x) one share less than the aggregate amount of voting capital stock of the Corporation held by a single other stockholder, not affiliated with Prudential and (y) an amount equal to
19.9 percent of the aggregate amount of voting capital stock of the Corporation then outstanding;

                          (4)     upon a sale of all or substantially all the
assets of the Corporation or of the Corporation and its subsidiaries on a consolidated basis or upon any other acquisition of the Corporation or any of its subsidiaries by merger, a negotiated stock purchase or a purchase pursuant to a tender for substantially all of the outstanding shares of Common Stock of the Corporation or such subsidiary;

                          (5)     upon a failure by the Corporation or any of
its subsidiaries to make payment due for indebtedness on borrowed money (unless and until such failure to pay is cured or waived) if at the time of such failure to pay either Prudential or any of its affiliates ("Affiliates") is a holder of such indebtedness or in cases in which none of Prudential or its Affiliates is a holder of such indebtedness, upon the receipt by Prudential or any of its Affiliates of notice of any default or event of default under any material agreement pursuant to which the Corporation or any of its subsidiaries has incurred indebtedness for borrowed money (unless and until such default or event of default is cured or waived);





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                          (6)     if, at any time, the total number of shares
of Common Stock held by PPEI as a percentage of the total number of shares of Common Stock outstanding on a fully-diluted basis is less than 50% of such percentage on the date of original issuance of the Class B Common Stock;

                          (7)     if, during any twelve-month period, more than
30% of the Corporation's directors resign or are replaced;

                          (8)     upon the sale by one or more members of
management of the Corporation of more than 50% of the stock owned at the time of original issuance of the Class B Common Stock by all members of management of the Corporation or upon the sale by any of the three largest management stockholders of more than 75% of the Corporation's stock owned by such person at the time of original issuance of the Class B Common Stock; or

                          (9)     if, for two consecutive quarterly periods of
the Corporation, the quarterly financial statements of the Corporation show that it has suffered a net loss from operations (with the Corporation's net income or loss from operations to be calculated in accordance with generally accepted accounting principles, consistently applied) but before taking into account any non-cash or extraordinary items of income or expense.

                 D. STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Class A Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of the Class B Common Stock as herein provided such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class B Common Stock. The Corporation covenants that all shares of Class A Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Class A Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock if the total number of shares of Class A Common Stock issued and issuable after such action upon conversion of the Class B Common Stock would exceed the total number of shares of Class A Common Stock then authorized by the Corporation's Articles of Incorporation.

                 E. NO REISSUANCE OF COMMON STOCK. Shares of Class B Common Stock which are converted into shares of Class A Common Stock as provided herein shall not be reissued.

                 F. ISSUE TAX. The issuance of certificates for shares of Class A Common Stock upon conversion of the Class B Common Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class B Common Stock which is being converted.

                 G. CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Class B Common Stock or of any shares of Class A Common Stock issued or issuable upon the conversion of any shares of Class B Common Stock in any manner which interferes with the timely conversion of such Class B Common Stock.

                 H. VOTING RIGHTS. Holders of Class B Common Stock shall have no rights to vote except as provided in this paragraph and as otherwise expressly provided by law. Each holder of Class B Common Stock (i) shall be entitled to vote, together as a single class with the holders of the Class A Common Stock, (ii) shall be entitled to one vote for each share of Class A Common Stock that would be issuable to such holder upon the conversion of all of the shares of Class B Common Stock held by such holder on the record date for determination of stockholders entitled to vote and (iii) shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, in each case only with respect to the following corporate actions (each, a "Voting Event"):





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                          (1)     any amendment or modification to the
Certificate of Incorporation or, at such time as it shall be submitted to a vote of the stockholders of the Corporation, any amendment or modification to the Bylaws of the Corporation;

                          (2)     the liquidation, dissolution, winding-up or
bankruptcy of the Corporation, the reorganization, reclassification or recapitalization of the capital stock of the Corporation, or the sale of all or substantially all of the property and assets of the Corporation (other than sales of inventory in the ordinary course of business);

                          (3)     any change in the number of shares of the
Class A Common Stock or the Class B Common Stock authorized as of the date of this Restated Certificate of Incorporation;

                          (4)     at such time as it shall be submitted to a
vote of the stockholders of the Corporation, any material change in the nature of the Corporation's business from that as is conducted, or contemplated to be conducted, by the Corporation on the date of the issuance of the Series B Preferred Stock;

                          (5)     at such time as it shall be submitted to a
vote of the stockholders of the Corporation, any issuance of shares of capital stock or other equity securities of the Corporation or any of its subsidiaries, other than pursuant to options or warrants to purchase up to 3,352,500 shares of Class A Common Stock, which at the time of the original issuance of the Preferred Stock have been or may be granted to employees, officers and directors of the Corporation;

                          (6)     at such time as it shall be submitted to a
vote of the stockholders of the Corporation, any issuance of any options, warrants or other rights to acquire any shares of capital stock of the Corporation or any of its subsidiaries, other than options to purchase up to 3,352,500 shares of Class A Common Stock which at the time of the original issuance of the Preferred Stock have been or may be granted to employees, officers and directors of the Corporation;

                          (7)     at such time as it shall be submitted to a
vote of the stockholders of the Corporation, any merger, consolidation or other business combination of the Corporation or any of its subsidiaries with, acquisition by the Corporation or any of its subsidiaries of, or investment by the Corporation of any of its subsidiaries in, any other entity or business in connection with which the aggregate consideration to be paid by the Corporation and its subsidiaries exceeds $1,000,000; or

                          (8)     at such time as it shall be submitted to a
vote of the stockholders of the Corporation, any incurrence by the Corporation and its subsidiaries of indebtedness for borrowed money in aggregate outstanding at any time in excess of $250,000.

FIFTH:

                             I.  DIRECTOR LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article FIFTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                 Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.





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                              II.  INDEMNIFICATION

         A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in paragraph B. hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

         B. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim for indemnification (including the advancement of expenses) under paragraph A. of this Section is not paid in full by the Corporation within forty-five days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Corporation.

         C. SERVICE FOR SUBSIDIARIES. Any person serving as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (hereinafter a "subsidiary"), shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

         D. RELIANCE. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity and advancement of expenses contained in this Article Fifth in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Section shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

         E. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or under any statute, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         F. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         G. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

         SIXTH: The following provisions are inserted for the regulation and conduct of the business and affairs of the Corporation and are in furtherance of and not in limitation or exclusion of any powers conferred upon it by statute:

         A. PREEMPTIVE RIGHTS. No stockholder shall have pursuant to this Restated Certificate of Incorporation preemptive rights to acquire unissued shares of the Corporation.

         B. CUMULATIVE VOTING. There shall be no cumulative voting in election of directors.

         C. BOARD OF DIRECTORS POWER AS TO BYLAWS. The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, make, amend, alter or repeal the Bylaws of the Corporation, but any bylaw adopted by the Board may be amended or repealed by the stockholders.

         D. MEETINGS OF STOCKHOLDERS, PRESENCE. A special meeting of the Stockholders of the Corporation may be called, in accordance with the notice provisions of the Corporation's bylaws, by any stockholder or group of stockholders holding shares of the Company that represent not less than 10% of the votes that will be entitled to vote at the meeting so called.

         SEVENTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors constituting the Corporation's Board of Directors shall be determined as set forth in the Bylaws of the Corporation. The directors of the Corporation need not be elected by written ballot unless a stockholder demands election by written ballot at a meeting of the stockholder and before voting begins or unless the Bylaws of the Corporation so provide.

         EIGHTH:  The Corporation is to have perpetual existence.

         IN WITNESS WHEREOF, the undersigned have executed this certificate on ______________, 1997.


                                          INTERNATIONAL MANUFACTURING
                                          SERVICES, INC.


                                          _____________________________________
                                          Robert G. Behlman
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer



                                          _____________________________________
                                          Jeffrey D. Saper
                                          Secretary

         The undersigned certify under penalty of perjury that they have read the foregoing Restated Certificate and know the contents thereof, and that the statements therein are true.

         Executed at Palo Alto, California on _____________, 1997.



                                          INTERNATIONAL MANUFACTURING
                                          SERVICES, INC.


                                          _____________________________________
                                          Robert G. Behlman
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer



                                          _____________________________________
                                          Jeffrey D. Saper
                                          Secretary